Exhibit 99.1

TIME WARNER INC. REPORTS SECOND-QUARTER 2013 RESULTS

Second-Quarter Highlights

•	Revenues grew 10% to $7.4 billion

•	Networks posted record quarterly revenues of $3.8 billion, with advertising growth of 11%

•	Adjusted Operating Income increased 25% to $1.5 billion

•	Adjusted Operating Income margins increased year-over-year for the seventh time in the last eight quarters

•	Adjusted EPS rose 46% to $0.83[1]

•	Company repurchased 32 million shares for $1.8 billion year-to-date through August 2, 2013

NEW YORK, August 7, 2013 – Time Warner Inc. (NYSE:TWX) today reported financial results for its second quarter ended June 30, 2013.

Chairman and Chief Executive Officer Jeff Bewkes said: “We had a very strong quarter and first half financially and operationally, putting us on track for another great year. During the second quarter, we grew revenues by 10%, Adjusted Operating Income by 25%, and Adjusted EPS by nearly 50%. Our Networks businesses, Turner and HBO, continued to shine, reflecting the success of our increased investments in distinctive programming that is resonating with audiences, advertisers and affiliates. For example, TNT and TBS finished the second quarter as the #1 and #3 ad-supported cable networks in primetime for adults 18-49 on the strength of original dramas like Falling Skies, Major Crimes and Dallas, comedies like The Big Bang Theory and Cougar Town and another very strong showing for the NBA Playoffs. CNN also grew ratings by almost 70% in its key demo, taking share from competing news networks. HBO continues to benefit from the strongest programming lineup in its history, including Game of Thrones, which finished its third season up more than 20% in viewers, and the made-for-HBO film Behind the Candelabra – the most watched HBO film in a decade. Underscoring that strength, HBO recently received 108 Primetime Emmy nominations, the most of any network for the thirteenth year in a row and more than double the closest competitor. At Warner Bros., we had a fantastic quarter, including one of its most successful upfront seasons ever, with orders for 31 new and returning shows from the broadcast networks. And we had a strong theatrical quarter with our blockbuster reboot of the Superman franchise, Man of Steel, and The Great Gatsby. Reflecting our confidence in our outlook and our commitment to stockholder returns, so far this year we’ve repurchased $1.8 billion of our stock and paid out over $500 million in dividends.”

1 The Company has recast its historical financial results to reflect the presentation of its investment in Central European Media Enterprises Ltd. (“CME”) under the equity method of accounting for all prior periods from the date of the Company’s initial investment in CME in May 2009. See Note 4, “Investments in Central European Media Enterprises Ltd.” for more information.

Company Results

Revenues increased 10% to $7.4 billion in the second quarter of 2013 as growth at the Film and TV Entertainment and Networks segments more than offset a modest decline at the Publishing segment. Adjusted Operating Income rose 25% to $1.5 billion due to growth at all segments as well as a year-over-year decrease in intersegment eliminations. Operating Income increased 42% to $1.5 billion. Adjusted Operating Income and Operating Income margins were both 20% for the second quarter of 2013 compared to 18% and 16% in the second quarter of 2012, respectively.

In the second quarter, the Company posted Adjusted Diluted Net Income per Common Share (“Adjusted EPS”) of $0.83 versus $0.571 for the year-ago quarter. Diluted Income per Common Share was $0.81 for the three months ended June 30, 2013 compared to $0.421 for last year’s second quarter.

On March 6, 2013, Time Warner announced that its Board of Directors has authorized management to proceed with plans for the complete legal and structural separation of the Company’s Publishing segment from Time Warner. In the second quarter of 2013, excluding Publishing, Revenues grew 12%, Adjusted Operating Income rose 24% and Operating Income increased 44%.

For the first six months of 2013, Cash Provided by Operations from Continuing Operations reached $1.6 billion and Free Cash Flow totaled $1.8 billion. As of June 30, 2013, Net Debt was $17.4 billion, up from $17.0 billion at the end of 2012, due to share repurchases and dividends, partially offset by the generation of Free Cash Flow and proceeds from the exercise of stock options.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Stock Repurchase Program Update

In January 2013, the Company’s Board of Directors authorized a total of $4 billion in share repurchases beginning January 1, 2013, which replaced the amount remaining under the prior authorization.

From January 1, 2013 through August 2, 2013, the Company repurchased approximately 32 million shares of common stock for approximately $1.8 billion. These amounts reflect the purchase of 16 million shares of common stock for $956 million since the amounts reported in the Company’s first quarter earnings release issued on May 1, 2013.

Segment Performance

Presentation of Financial Information

The schedule below reflects Time Warner’s financial performance for the three and six months ended June 30, by line of business (millions).

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Networks	$3,841	$3,598	$7,536	$7,200
Film and TV Entertainment	2,941	2,614	5,622	5,398
Intersegment eliminations	(174)	(319)	(343)	(484)

Total excluding Publishing	6,608	5,893	12,815	12,114
Publishing	833	858	1,570	1,631
Intersegment eliminations	(6)	(7)	(11)	(22)

Total Revenues	$7,435	$6,744	$14,374	$13,723

Adjusted Operating Income (Loss) (a):
Networks	$1,265	$1,121	$2,553	$2,322
Film and TV Entertainment	184	137	449	352
Corporate	(78)	(78)	(194)	(178)
Intersegment eliminations	17	(64)	29	(68)

Total excluding Publishing	1,388	1,116	2,837	2,428
Publishing	124	97	115	136

Total Adjusted Operating Income	$1,512	$1,213	$2,952	$2,564

Operating Income (Loss) (a):
Networks	$1,274	$974	$2,542	$2,117
Film and TV Entertainment	181	134	444	348
Corporate	(85)	(78)	(209)	(180)
Intersegment eliminations	17	(64)	29	(68)

Total excluding Publishing	1,387	966	2,806	2,217
Publishing	124	97	115	93

Total Operating Income	$1,511	$1,063	$2,921	$2,310

Depreciation and Amortization:
Networks	$86	$87	$171	$174
Film and TV Entertainment	94	94	187	184
Corporate	8	7	15	13

Total excluding Publishing	188	188	373	371
Publishing	30	33	62	65

Total Depreciation and Amortization	$218	$221	$435	$436

(a)	Adjusted Operating Income (Loss) and Operating Income (Loss) for the three and six months ended June 30, 2013 and 2012 included restructuring and severance costs of (millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Networks	$(24)	$(8)	$(46)	$(22)
Film and TV Entertainment	(28)	(2)	(31)	(8)
Corporate	3	(1)	1	(1)

Total excluding Publishing	(49)	(11)	(76)	(31)
Publishing	(1)	(12)	(54)	(18)

Total Restructuring and Severance Costs	$(50)	$(23)	$(130)	$(49)

Presented below is a discussion of the performance of Time Warner’s segments for the second quarter of 2013. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

NETWORKS (Turner Broadcasting and HBO)

Revenues increased 7% ($243 million) to $3.8 billion, with increases of 4% ($97 million) in Subscription revenues, 11% ($129 million) in Advertising revenues and 5% ($13 million) in Content revenues. Subscription revenues primarily benefited from higher domestic rates and international growth, partially offset by the negative effect of foreign currency exchange rates. The increase in Advertising revenues was largely driven by growth at Turner’s domestic entertainment networks, principally due to higher pricing, strong demand for the NBA Playoffs on TNT, and the timing of the 2013 NCAA Division I Men’s Basketball National Championship tournament (the “NCAA Tournament”). This increase was partially offset by the shutdown of Turner’s TNT television operations in Turkey in the second quarter of 2012. Content revenues increased due to higher sales of HBO’s original programming.

Adjusted Operating Income grew 13% ($144 million) to $1.3 billion, reflecting higher revenues partly offset by increased expenses. Programming costs grew 8%, primarily due to higher spending on sports and original programming. The increase in sports programming costs was mainly due to the timing of the NCAA Tournament. Adjusted Operating Income also benefited from an adjustment to a receivable allowance ($31 million) and was negatively affected by increased restructuring and severance expenses ($16 million).

Operating Income increased 31% ($300 million) to $1.3 billion. The prior year quarter included $147 million in charges related to the shutdown of Turner’s general entertainment network, Imagine, in India and TNT television operations in Turkey.

TNT was ad-supported cable’s #1 network with adults 18-49 and 25-54 in primetime in the second quarter of 2013. The NBA Eastern Conference Finals averaged 8.4 million total viewers, up 8% compared to TNT’s coverage of the Western Conference Finals in 2012. The fourth season of Rizzoli & Isles on TNT has ranked as the #1 ad-supported cable series of the summer through July 28 in total viewers. In the second quarter, TBS was the #3 ad-supported cable network with adults 18-34 and 18-49 in primetime, and The Big Bang Theory on TBS remained the #1 comedy on ad-supported cable among total viewers and adults 18-49 for the sixth consecutive quarter.

HBO received 108 Primetime Emmy nominations in July, the most for any network for the thirteenth year in a row and more than double the closest competitor. Nominations included Outstanding Drama Series for Game of Thrones, Outstanding Comedy Series for Girls and VEEP and Outstanding Miniseries or Movie for Behind the Candelabra and Phil Spector. Game of Thrones averaged 14.2 million viewers per episode during its third season, an increase of over 20% compared to its second season and the second highest viewership ever for an HBO series, behind only The Sopranos. HBO recently added Apple TV to the devices supporting HBO GO, its authenticated online video service.

FILM AND TV ENTERTAINMENT (Warner Bros.)

Revenues increased 13% ($327 million) to $2.9 billion mainly due to a stronger theatrical release slate, which included Man of Steel, The Hangover Part III and The Great Gatsby, as well as an increase in international television syndication and subscription video-on-demand revenues. These gains were partially offset by a decline in domestic television licensing revenue due to the initial off-network availability of The Mentalist in the prior year quarter.

Adjusted Operating Income increased 34% ($47 million) to $184 million primarily due to higher revenues, partly offset by higher associated film costs, and increased advertising and restructuring and severance expenses.

Operating Income increased 35% ($47 million) to $181 million.

From its opening on June 14 through August 4, Man of Steel grossed over $600 million worldwide at the box office. During the recent upfronts, Warner Bros. Television Group led all studios with orders for 18 returning series and 13 new series on the U.S. broadcast networks’ primetime schedules for the 2013-2014 television season, marking the highest number of returning series for the studio in more than 30 years.

PUBLISHING (Time Inc.)

Revenues declined 3% ($25 million) to $833 million, reflecting declines of 5% ($24 million) in Advertising revenues and 7% ($19 million) in Subscription revenues, partially offset by a 23% ($17 million) increase in Other revenues. Advertising revenues decreased due to lower magazine advertising revenues. The decrease in Subscription revenues was primarily due to lower worldwide newsstand revenues.

Operating Income increased 28% ($27 million) to $124 million, primarily due to lower expenses as a result of operational cost savings, including from the restructuring actions taken in the first quarter of 2013.

During the first half of 2013, Time Inc. maintained its leading share of overall domestic magazine advertising with 22.2% (Publishers Information Bureau data).

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

Adjusted EPS was $0.83 for the three months ended June 30, 2013, compared to $0.571 in last year’s second quarter. The increase in Adjusted EPS primarily reflects higher Adjusted Operating Income and fewer shares outstanding.

For the three months ended June 30, 2013, the Company reported Net Income attributable to Time Warner Inc. shareholders of $771 million, or $0.81 per diluted common share. This compares to Net Income attributable to Time Warner Inc. shareholders in 2012’s second quarter of $413 million1, or $0.421 per diluted common share.

For the second quarter of 2013 and 2012, the Company reported Net Income of $771 million and $412 million1, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss) and Adjusted Operating Income margin, among other measures, to evaluate the performance of its businesses. In light of the pending legal and structural separation of the Company’s Publishing segment from Time Warner, the Company also uses Adjusted Operating Income (Loss) excluding Publishing to further evaluate the non-publishing businesses. Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets; gains and losses recognized in connection with pension plan curtailments, settlements or termination benefits; external costs related to mergers, acquisitions or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; and amounts related to securities litigation and government investigations. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. These measures are considered important indicators of the operational strength of the Company’s businesses.

Adjusted Net Income attributable to Time Warner Inc. common shareholders is Net Income attributable to Time Warner Inc. common shareholders excluding noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets, liabilities and investments; gains and losses recognized in connection with pension plan curtailments, settlements or termination benefits; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations, as well as the impact of taxes and noncontrolling interests on the above items. Similarly, Adjusted EPS is Diluted Net Income per Common Share attributable to Time Warner Inc. common shareholders excluding the above items.

Adjusted Net Income attributable to Time Warner Inc. common shareholders and Adjusted EPS are considered important indicators of the operational strength of the Company’s businesses as these measures eliminate amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) for the Company’s businesses excluding Publishing, Adjusted Operating Income margin, Adjusted Net Income attributable to Time Warner Inc. common shareholders and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

For periods ending on or after July 1, 2012, Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. For periods ending prior to that date, Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. A change to the definition of Free Cash Flow for periods prior to July 1, 2012 to adjust for contingent consideration payments made in connection with acquisitions would have had no impact on the Free Cash Flow for such periods. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) excluding Publishing, Adjusted Net Income attributable to Time Warner Inc. common shareholders, Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Net Income attributable to Time Warner Inc. common shareholders, Diluted Net Income per Common Share and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks, film and TV entertainment and publishing, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution outlets.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL

Time Warner Inc. issued a separate release today regarding its 2013 full-year business outlook.

The Company’s conference call can be heard live at 10:30 am ET on Wednesday, August 7, 2013. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:

Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Doug Shapiro (212) 484-8926
Michael Kopelman (212) 484-8920

# # #

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	June 30,	December 31,
	2013	2012
ASSETS
Current assets
Cash and equivalents	$2,063	$2,841
Receivables, less allowances of $1,237 and $1,757	7,033	7,385
Inventories	2,014	2,036
Deferred income taxes	459	474
Prepaid expenses and other current assets	660	528

Total current assets	12,229	13,264

Noncurrent inventories and theatrical film and television production costs	5,891	6,675
Investments, including available-for-sale securities	2,133	1,966
Property, plant and equipment, net	3,704	3,942
Intangible assets subject to amortization, net	1,977	2,108
Intangible assets not subject to amortization	7,646	7,642
Goodwill	30,447	30,446
Other assets	2,295	2,046

Total assets	$66,322	$68,089

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$6,652	$8,039
Deferred revenue	885	1,011
Debt due within one year	317	749

Total current liabilities	7,854	9,799

Long-term debt	19,129	19,122
Deferred income taxes	2,546	2,127
Deferred revenue	514	523
Other noncurrent liabilities	6,496	6,721

Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 923 million and 932 million shares outstanding	17	17
Paid-in-capital	153,796	154,577
Treasury stock, at cost (729 million and 720 million shares)	(35,723)	(35,077)
Accumulated other comprehensive loss, net	(1,101)	(989)
Accumulated deficit	(87,207)	(88,732)

Total Time Warner Inc. shareholders’ equity	29,782	29,796
Noncontrolling interests	1	1

Total equity	29,783	29,797

Total liabilities and equity	$66,322	$68,089

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited; millions, except per share amounts)

	Three Months Ended		Six Months Ended
	6/30/13	6/30/12	6/30/13	6/30/12
Revenues	$7,435	$6,744	$14,374	$13,723
Costs of revenues	(4,221)	(3,865)	(7,971)	(7,841)
Selling, general and administrative	(1,598)	(1,606)	(3,218)	(3,181)
Amortization of intangible assets	(61)	(60)	(121)	(121)
Restructuring and severance costs	(50)	(23)	(130)	(49)
Asset impairments	(3)	(127)	(30)	(179)
Gain (loss) on operating assets, net	9	-	17	(42)

Operating income	1,511	1,063	2,921	2,310
Interest expense, net	(299)	(308)	(589)	(628)
Other loss, net	(59)	(64)	(43)	(69)

Income before income taxes	1,153	691	2,289	1,613
Income tax provision	(382)	(279)	(764)	(625)

Net income	771	412	1,525	988
Less Net loss attributable to noncontrolling interests	-	1	-	3

Net income attributable to Time Warner Inc. shareholders	$771	$413	$1,525	$991

Per share information attributable to Time Warner Inc. common shareholders:
Basic net income per common share	$0.83	$0.43	$1.63	$1.02

Average basic common shares outstanding	928.6	956.8	930.7	962.5

Diluted net income per common share	$0.81	$0.42	$1.60	$1.01

Average diluted common shares outstanding	950.8	974.2	953.6	982.1

Cash dividends declared per share of common stock	$0.2875	$0.2600	$0.5750	$0.5200

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Six Months Ended June 30,

(Unaudited; millions)

	2013	2012
OPERATIONS
Net income	$1,525	$988
Adjustments for noncash and nonoperating items:
Depreciation and amortization	435	436
Amortization of film and television costs	3,771	3,798
Asset impairments	30	179
(Gain) loss on investments and other assets, net	(64)	66
Equity in losses of investee companies, net of cash distributions	127	63
Equity-based compensation	149	147
Deferred income taxes	459	(164)
Changes in operating assets and liabilities, net of acquisitions	(4,787)	(4,754)

Cash provided by operations from continuing operations	1,645	759
Cash used by operations from discontinued operations	(1)	(8)

Cash provided by operations	1,644	751

INVESTING ACTIVITIES
Investments in available-for-sale securities	(22)	(24)
Investments and acquisitions, net of cash acquired	(420)	(262)
Capital expenditures	(184)	(283)
Investment proceeds from available-for-sale securities	33	-
Other investment proceeds	153	56

Cash used by investing activities	(440)	(513)

FINANCING ACTIVITIES
Borrowings	14	1,027
Debt repayments	(446)	(672)
Proceeds from exercise of stock options	489	235
Excess tax benefit from equity instruments	130	38
Principal payments on capital leases	(4)	(6)
Repurchases of common stock	(1,522)	(1,290)
Dividends paid	(544)	(510)
Other financing activities	(99)	(66)

Cash used by financing activities	(1,982)	(1,244)

DECREASE IN CASH AND EQUIVALENTS	(778)	(1,006)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	2,841	3,476

CASH AND EQUIVALENTS AT END OF PERIOD	$2,063	$2,470

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

	Three Months Ended June 30, 2013
		Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
	Networks	$1,265	$-	$9	$-	$1,274
	Film and TV Entertainment	184	(3)	-	-	181
	Corporate	(78)	-	-	(7)	(85)
	Intersegment eliminations	17	-	-	-	17

	Time Warner excluding Publishing	1,388	(3)	9	(7)	1,387
	Publishing	124	-	-	-	124

	Time Warner	$1,512	$(3)	$9	$(7)	$1,511

	Margin(a)	20.3%	-	0.1%	(0.1%)	20.3%

	Three Months Ended June 30, 2012
		Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
	Networks	$1,121	$(127)	$-	$(20)	$974
	Film and TV Entertainment	137	-	-	(3)	134
	Corporate	(78)	-	-	-	(78)
	Intersegment eliminations	(64)	-	-	-	(64)

	Time Warner excluding Publishing	1,116	(127)	-	(23)	966
	Publishing	97	-	-	-	97

	Time Warner	$1,213	$(127)	$-	$(23)	$1,063

	Margin(a)	18.0%	(1.9%)	-	(0.3%)	15.8%

	Please refer to pages 13 to 15 for additional information on items affecting comparability.

(a)	Adjusted Operating Income margin is defined as Time Warner Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

	Six Months Ended June 30, 2013
		Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
	Networks	$2,553	$(18)	$9	$(2)	$2,542
	Film and TV Entertainment	449	(5)	-	-	444
	Corporate	(194)	(7)	8	(16)	(209)
	Intersegment eliminations	29	-	-	-	29

	Time Warner excluding Publishing	2,837	(30)	17	(18)	2,806
	Publishing	115	-	-	-	115

	Time Warner	$2,952	$(30)	$17	$(18)	$2,921

	Margin(a)	20.5%	(0.2%)	0.1%	(0.1%)	20.3%

	Six Months Ended June 30, 2012
		Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
	Networks	$2,322	$(179)	$-	$(26)	$2,117
	Film and TV Entertainment	352	-	-	(4)	348
	Corporate	(178)	-	-	(2)	(180)
	Intersegment eliminations	(68)	-	-	-	(68)

	Time Warner excluding Publishing	2,428	(179)	-	(32)	2,217
	Publishing	136	-	(42)	(1)	93

	Time Warner	$2,564	$(179)	$(42)	$(33)	$2,310

	Margin(a)	18.7%	(1.3%)	(0.3%)	(0.3%)	16.8%

	Please refer to pages 13 to 15 for additional information on items affecting comparability.

(a)	Adjusted Operating Income margin is defined as Time Warner Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliations of

Adjusted Net Income attributable to Time Warner Inc. common shareholders to

Net Income attributable to Time Warner Inc. common shareholders and

Adjusted EPS to Diluted Net Income per Common Share

	Three Months Ended		Six Months Ended
	6/30/13	6/30/12	6/30/13	6/30/12

Asset impairments	$(3)	$(127)	$(30)	$(179)
Gain (loss) on operating assets, net	9	-	17	(42)
Other	(7)	(23)	(18)	(33)

Impact on Operating Income	(1)	(150)	(31)	(254)

Investment gains (losses), net	(16)	(15)	55	(24)
Amounts related to the separation of Time Warner Cable Inc.	1	1	6	-
Amounts related to the disposition of Warner Music Group	1	(6)	-	(6)
Items affecting comparability relating to equity method investments	(12)	-	(12)	-

Pretax impact	(27)	(170)	18	(284)
Income tax impact of above items	5	24	(17)	60

Impact of items affecting comparability on net income attributable to Time Warner Inc. shareholders	$(22)	$(146)	$1	$(224)

Amounts attributable to Time Warner Inc. shareholders:
Net income	$771	$413	$1,525	$991
Less Impact of items affecting comparability on net income	(22)	(146)	1	(224)

Adjusted net income	$793	$559	$1,524	$1,215

Per share information attributable to Time Warner Inc. common shareholders:
Diluted net income per common share	$0.81	$0.42	$1.60	$1.01
Less Impact of items affecting comparability on diluted net income per common share	(0.02)	(0.15)	-	(0.23)

Adjusted EPS	$0.83	$0.57	$1.60	$1.24

Average diluted common shares outstanding	950.8	974.2	953.6	982.1

Asset Impairments

During the three months ended June 30, 2013, the Company recognized miscellaneous asset impairments of $3 million at the Film and TV Entertainment segment. During the six months ended June 30, 2013, the Company recognized asset impairments of $18 million at the Networks segment consisting of $12 million related to certain Turner international intangible assets and $6 million related to programming assets resulting from Turner’s decision in the first quarter of 2013 to shut down certain of its entertainment networks in Spain, $5 million at the Film and TV Entertainment segment related to miscellaneous assets and $7 million at the Corporate segment related to certain internally developed software.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

During the three and six months ended June 30, 2012, the Company recognized $127 million and $179 million, respectively, of charges at the Networks segment in connection with the shutdown of Turner’s general entertainment network, Imagine, in India and its TNT television operations in Turkey in the first half of 2012 (the “Imagine and TNT Turkey Shutdowns”) primarily related to certain receivables, including value added tax receivables, programming assets and long-lived assets, including Goodwill.

Gain (Loss) on Operating Assets, Net

For the three and six months ended June 30, 2013, the Company recognized a $9 million gain upon the Company’s acquisition of the controlling interest in HBO Nordic. For the six months ended June 30, 2013, the Company also recognized an $8 million gain at the Corporate segment on the disposal of certain corporate assets.

For the six months ended June 30, 2012, the Company recognized a $42 million loss at the Publishing segment in connection with the sale in the first quarter of 2012 of Time Inc.’s school fundraising business, QSP.

Other

Other reflects external costs related to mergers, acquisitions or dispositions of $7 million and $18 million for the three and six months ended June 30, 2013, respectively, and $23 million and $31 million for the three and six months ended June 30, 2012, respectively. External costs related to mergers, acquisitions or dispositions for the three and six months ended June 30, 2013 consisted of $7 million and $16 million, respectively, related to the separation of Time Inc. from Time Warner and, for the six months ended June 30, 2013, $2 million related to the shutdown of certain of Turner’s entertainment networks in Spain. External costs related to mergers, acquisitions or dispositions for the three and six months ended June 30, 2012 included $20 million and $26 million, respectively, related to the Imagine and TNT Turkey Shutdowns.

Other also reflects legal and other professional fees related to the defense of securities litigation matters for former employees totaling $2 million for the six months ended June 30, 2012.

External costs related to mergers, acquisitions or dispositions and amounts related to securities litigation and government investigations are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Investment Gains (Losses), Net

For the three months ended June 30, 2013, the Company recognized $16 million of net miscellaneous investment losses. For the six months ended June 30, 2013, the Company recognized $55 million of net miscellaneous investment gains consisting of a $65 million gain on the sale of the Company’s investment in a theater venture in Japan, which included a $10 million gain related to a foreign currency contract, and $10 million of net miscellaneous investment losses.

For the three and six months ended June 30, 2012, the Company recognized $15 million and $24 million, respectively, of net miscellaneous investment losses, including a $16 million loss on an investment in a network in Turkey recognized as part of the Imagine and TNT Turkey Shutdowns.

Amounts Related to the Separation of Time Warner Cable Inc.

The Company recognized other income of $1 million and $6 million for the three and six months ended June 30, 2013, respectively, and other income of $1 million and $0 for the three and six months ended June 30, 2012, respectively, related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by Time Warner Cable Inc. employees, which has been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Amounts Related to the Disposition of Warner Music Group

The Company recognized gains of $1 million and $0 for the three and six months ended June 30, 2013, respectively, and losses of $6 million for both the three and six months ended June 30, 2012 associated with the disposition of Warner Music Group in 2004. These amounts have been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Items Affecting Comparability Relating to Equity Method Investments

For the three and six months ended June 30, 2013, the Company recognized $12 million as its share of a noncash loss on the extinguishment of debt recorded by an equity method investee. This amount has been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability. The estimated tax provision or tax benefit can vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain items.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Cash Provided by Operations from Continuing Operations to Free Cash Flow

	Three Months Ended		Six Months Ended
	6/30/13	6/30/12	6/30/13	6/30/12
Cash provided by operations from continuing operations	$916	$343	$1,645	$759
Add payments related to securities litigation and government investigations	-	-	-	2
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	7	8	216	10
Add excess tax benefits from equity instruments	46	4	130	38
Less capital expenditures	(99)	(150)	(184)	(283)
Less principal payments on capital leases	(2)	(3)	(4)	(6)

Free Cash Flow	$868	$202	$1,803	$520

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. DESCRIPTION OF BUSINESS

Time Warner Inc. (“Time Warner”) is a leading media and entertainment company, whose businesses include television networks, film and TV entertainment and publishing. Time Warner classifies its operations into three reportable segments: Networks: consisting principally of cable television networks, premium pay and basic tier television services and digital media properties; Film and TV Entertainment: consisting principally of feature film, television, home video and videogame production and distribution; and Publishing: consisting principally of magazine publishing and related websites as well as book publishing and marketing businesses. On March 6, 2013, Time Warner announced that its Board of Directors has authorized management to proceed with plans for the complete legal and structural separation of the Publishing segment from Time Warner.

Note 2. INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended		Six Months Ended
	6/30/13	6/30/12	6/30/13	6/30/12
Intersegment Revenues
Networks	$27	$28	$49	$55
Film and TV Entertainment	150	294	298	434
Publishing	3	4	7	17

Total intersegment revenues	$180	$326	$354	$506

Note 3. FILM AND TV ENTERTAINMENT HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended		Six Months Ended
	6/30/13	6/30/12	6/30/13	6/30/12
Home video and electronic delivery of theatrical product revenues	$470	$493	$947	$960
Home video and electronic delivery of television product revenues	195	155	400	344

Note 4. INVESTMENTS IN CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (“CME”)

CME is a publicly-traded broadcasting company operating leading networks in six Central and Eastern European countries. Since Time Warner’s initial investment in CME in May 2009, CME founder and Non-Executive Chairman Ronald S. Lauder had controlled the voting rights associated with Time Warner’s shares in CME pursuant to a voting agreement between the parties. During the second quarter of 2013, the voting agreement ended and Time Warner assumed control of the voting rights associated with its shares of Class A common stock and Series A convertible preferred stock. Prior to the second quarter of 2013, Time Warner accounted for its investment in CME under the cost method of accounting. However, as a result of the end of the voting agreement with Mr. Lauder, Time Warner began accounting for its investment in the Class A common stock and Series A convertible preferred stock of CME under the equity method of accounting. In accordance with applicable accounting guidance, Time Warner has recast its historical financial results to reflect the presentation of its investment in the Class A common stock and Series A convertible preferred stock of CME under the equity method of accounting for all prior periods from the date of Time Warner’s initial investment in CME in May 2009.

The recast resulted in an increase in net income of $34 million for the three months ended March 31, 2013 and a decrease in net income of $17 million and $22 million for the three and six months ended June 30, 2012, respectively.